Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal 2020 Financial Results

Improved profit margins expected in Fiscal 2021

Westminster, MA – June 11, 2020 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the fourth quarter and full year ended March 31, 2020.

Fiscal 2020 full year sales were $16.0 million compared to $16.7 million in fiscal 2019. Fourth quarter fiscal 2020 net sales were $4.9 million compared to $4.7 million for the fourth quarter of fiscal 2019. The Company recorded a net loss of $342,000 in fiscal 2020, compared to net income of $1.1 million in fiscal 2019. Fourth quarter fiscal 2020 net income was $48,000 compared to net income of $538,000 in the same quarter a year ago.

“As we discussed at the end of the previous quarter, increased loss provisions of $1.0 million due to learning-curve challenges on a limited number of new projects had an unfavorable impact on fiscal 2020 results,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “A number of these units have now been completed, and we expect improved margins going forward as the remaining of these projects approach completion, their costs stabilize, and additional profitable projects come on-line during FY 2021.”

“In addition, we recorded a $495,000 loss provision in March 2020 for a settlement with former employees in connection with a civil action to recover lost wages under a paid time-off program,” added Mr. Shen. “We agreed to settle the claims to avoid the expense and uncertainty of future litigation. The Company will be released from all claims raised in this litigation once the court approves the settlement.”

“The Company’s sales order backlog was $16.8 million on March 31, 2020 compared to $12.6 million the year prior, as approximately $20.1 million of additional orders were booked over the full year of fiscal 2020,” stated Mr. Shen. “We continue to replenish backlog and we believe this will provide for a steady revenue stream and profitable margins in fiscal 2021.”

Financial Position

At March 31, 2020, TechPrecision had $931,000 in cash and cash equivalents. Working capital was $5.6 million compared to working capital of $6.3 million at March 31, 2019. In addition, the Company has accessed additional capital to bolster liquidity as the company manages through the effects of the pandemic.

On April 3, 2020 we drew down $1.0 million under an existing revolver loan with Berkshire Bank. In addition, on May 8, 2020, the Company issued a promissory note evidencing an unsecured loan in the amount of $1.3 million under the Paycheck Protection Program, or the PPP. The PPP was established under the Coronavirus Aid, Relief, and Economic Security Act and is administered by the U.S. Small Business Administration. The loan was made through Berkshire Bank, and the Company received $1.3 million of proceeds on May 11, 2020.

Fourth Quarter of Fiscal 2020 Financial Results

•	Net sales were $4.9 million or 5% higher when compared to $4.7 million in the same quarter a year ago.
•	Cost of sales were 12% higher than the prior year, impacted by a $178,000 charge for loss contracts.
•	Gross profit was $1.3 million, down from $1.5 million in the same quarter last year.
•	We accrued a charge for $495,000 to settle outstanding claims for lost wages with former employees.
•	Operating income was $166,000, down from $832,000 in the same period a year ago.

Fiscal 2020 Financial Results

•	Net sales were $16.0 million or 4% lower when compared to $16.7 million in the same period a year ago.
•	Cost of sales were 6% higher than the prior year, impacted by a charge for loss contracts this fiscal year.
•	Gross profit was $3.1 million, down 32% when compared to the same period last year.
•	We accrued a charge for $495,000 to settle outstanding claims for lost wages with former employees.
•	Operating loss was $141,000 compared to operating income of $1.8 million in the same period a year ago.
•	Net loss was $342,000 for fiscal 2020, compared to net income of $1.1 million for fiscal 2019.
•	EBITDA, a non-GAAP financial measure, was $599,000 for fiscal 2020, compared to $2.6 million in fiscal 2019.

COVID-19 Update

At the end of March of 2020, the outbreak of coronavirus (COVID-19) had spread worldwide as a pandemic. The full extent of the outbreak, related business and travel restrictions and changes to social behavior intended to reduce its spread remain uncertain as the health crisis continues to evolve in the U.S. and abroad. The directives imposed by federal, state and local governments did not impair our ability to maintain operations during the fourth quarter of fiscal 2020 as the Company was designated an “Essential Service.” However, the pandemic has negatively affected the Company’s customers, suppliers and labor force, and with the changing conditions as a result of the COVID-19 outbreak, the impact on our operations and fiscal year 2021 financial results remains uncertain.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on June 11, 2020. To participate in the live conference call, please dial 1-844-407-9500 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-862-298-0850. When prompted, reference TechPrecision.

A replay will be available until June 25, 2020. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 34627. The call will also be available over the Internet and accessible at https://www.webcaster4.com/Webcast/Page/2198/34627.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiary, Ranor, Inc., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to balance the composition of our revenues and effectively control operating expenses; external factors, including the COVID-19 pandemic, that may be outside of our control; the impacts of the COVID-19 pandemic and government-imposed lockdowns in response thereto; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; operating in a single geographic location; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; general economic conditions; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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TECHPRECISION CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2020	March 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$930,856	$2,036,646
Accounts receivable, net	990,300	1,010,443
Contract assets	4,504,621	4,390,832
Inventories	1,217,613	1,240,315
Other current assets	606,151	498,059
Total current assets	8,249,541	9,176,295
Property, plant and equipment, net	4,182,861	4,860,609
Deferred income taxes	2,115,480	2,004,346
Other noncurrent assets, net	32,600	6,233
Total assets	$14,580,482	$16,047,483
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$185,065	$609,082
Accrued expenses	1,554,524	753,499
Contract liabilities	805,049	740,947
Current portion of long-term debt	109,829	822,105
Total current liabilities	2,654,467	2,925,633
Long-term debt, including finance lease	2,456,560	3,410,542
Commitments and contingent liabilities (see Note 14)
Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 29,354,594 and 29,234,594 shares issued and outstanding at March 31, 2020 and 2019	2,935	2,923
Additional paid in capital	8,793,062	8,693,106
Accumulated other comprehensive income	21,688	21,940
Retained earnings	651,770	993,339
Total stockholders’ equity	9,469,455	9,711,308
Total liabilities and stockholders’ equity	$14,580,482	$16,047,483

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019
Net sales	$4,931,669	$4,712,154	$16,007,288	$16,702,558
Cost of sales	3,629,799	3,246,640	12,868,086	12,118,190
Gross profit	1,301,870	1,465,514	3,139,202	4,584,368
Selling, general and administrative	640,431	633,258	2,785,486	2,746,543
Provision for claims settlement	495,000	--	495,000	--
Income (loss) from operations	166,439	832,256	(141,284)	1,837,825
Other income	1,686	32,428	22,750	41,033
Interest expense	(77,628)	(80,877)	(296,076)	(354,825)
Total other expense, net	(75,942)	(48,449)	(273,326)	(313,792)
Income (loss) before income taxes	90,497	783,807	(414,610)	1,524,033
Income tax expense (benefit)	42,052	246,252	(73,041)	423,357
Net income (loss)	$48,445	$537,555	$(341,569)	$1,100,676
Net income (loss) per share basic	$0.00	$0.02	$(0.01)	$0.04
Net income (loss) per share diluted	$0.00	$0.02	$(0.01)	$0.04
Weighted average number of shares outstanding: basic	29,258,966	29,009,630	29,258,692	28,878,780
Weighted average number of shares outstanding: basic diluted	29,681,194	30,666,447	29,258,692	30,293,670

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(341,569)	$1,100,676
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	717,579	749,755
Amortization of debt issue costs	59,502	55,247
Loss on disposal of equipment	--	3,428
Stock based compensation expense	90,917	137,352
Change in contract loss provision	227,688	(143,105)
Deferred income taxes	(73,041)	423,357
Provision for claims settlement	495,000	--
Changes in operating assets and liabilities:
Accounts receivable	20,143	436,539
Contract assets	(113,789)	(2,334,418)
Inventories	22,702	(263,622)
Other current assets	(146,185)	13,322
Other noncurrent assets	--	(7,245)
Accounts payable	(424,017)	263,377
Accrued expenses	77,747	246,501
Contract liabilities	64,102	(149,855)
Net cash provided by operating activities	676,779	531,309
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(39,831)	(446,652)
Proceeds from disposition of equipment	--	35,309
Net cash used in investing activities	(39,831)	(411,343)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock transactions	9,051	182,400
Common stock repurchased	--	(188,600)
Deferred loan costs	(41,628)	--
Repayment of finance lease obligation	(10,951)	(14,002)
Repayment of long-term debt	(1,699,549)	(752,352)
Net cash used in financing activities	(1,743,077)	(772,554)
Effect of exchange rate on cash and cash equivalents	339	124
Net decrease in cash and cash equivalents	(1,105,790)	(652,464)
Cash and cash equivalents, beginning of period	2,036,646	2,689,110
Cash and cash equivalents, end of period	$930,856	$2,036,646

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in our consolidated financial statements:

(dollars in thousands)	March 31, 2020	March 31, 2019	Change Amount
Net (loss) income	$(342)	$1,101	$(1,443)
Income tax (benefit) expense	(73)	423	(496)
Interest expense (1)	296	355	(59)
Depreciation	718	750	(32)
EBITDA	$599	$2,629	$(2,030)

(1)	Includes amortization of debt issue costs.

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